EXHIBIT 21
       SUBSIDIARIES OF FIRST AMERICAN CAPITAL CORPORATION


Name                                       Jurisdiction of Incorporation
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First Life America Corporation                  Kansas
First Capital Venture, Inc.                     Kansas